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PRESS RELEASE                              EXHIBIT 99.1


[CHARTER COMMUNICATIONS LOGO]                                    NEWS


FOR RELEASE: JULY 23, 2002

                CHARTER AT THE EPICENTER OF A HISTORIC EVOLUTION
                OF INFORMATION, ENTERTAINMENT AND COMMUNICATIONS

      President and CEO Vogel Keynotes Third Annual Meeting of Shareholders

         BELLEVUE, WASH. -- Charter Communications, Inc. (Nasdaq: CHTR) President and CEO Carl Vogel today told shareholders that Charter is at the epicenter of a historic evolution of information, entertainment and communications.

         "The fundamental building block is the broadband network: A high-speed, high-capacity, digital communications network that connects people to a vast world of content," Mr. Vogel said at the company's third annual meeting here.

         "The bottom line is our business is strong," Mr. Vogel said. "Revenues continue to increase at double-digit rates, new products continue to satisfy customer demand, we're achieving operating efficiencies and our capital expenditures are declining as compared to prior years.

         "And yet, I hardly need to remind you we're living and working in a time of great concern about the trustworthiness of corporate institutions," he said. "As the CEO of your company, I'm able to report with confidence that our systems of reporting financial results, and the required independent audit and board oversight, are working. Simply put, we believe the numbers we report to you in our financial statements are correct in all material respects and a proper reflection of the economics of our company."

         Turning to the company's operations, Mr. Vogel said Charter's mission is "to create shareholder value and our goals are to reduce debt and attain free cash flow on an accelerated basis. We're achieving operating efficiencies and our capital expenditures are declining compared to prior years," he said. "We have sufficient liquidity and full access to approximately $2.3 billion of committed bank financing to execute on our business plan, a plan which we firmly believe is sound with exciting new revenue opportunities."

         Mr. Vogel said Charter's broadband network now reaches millions of homes nationwide. He said the capability of this network is a key reason why hundreds of customers sign up each day for high-speed Internet service, the company's fastest growing revenue generator.

         "Our Charter Pipelinea service delivers some of the fastest, most reliable digital network connections available in the country today," Mr. Vogel said. "We're truly unleashing one of the greatest communication tools ever created, and we're making it accessible and affordable to mainstream Americans."

         Delivering video to customers remains Charter's core business, Mr. Vogel said, and digital video service has transformed cable television from a medium of dozens of channels to a medium of nearly unlimited choice. "We've grown our digital video business faster than any of our peer group companies," he said, "and as of the first quarter, we have surpassed $100 million per quarter in digital video revenues."
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         Mr. Vogel said Charter also is adding value to its digital cable service with interactive services, such as Video On Demand, that "truly enliven and enrich the medium."

         At the meeting, shareholders re-elected Ron Nelson to serve on the company's board of directors. In other business, shareholders also voted to ratify the appointment of KPMG as the company's independent public accountants.

ABOUT CHARTER COMMUNICATIONS

         Charter Communications, A Wired World Company(TM), is among the nation's largest broadband communications companies, currently serving more than
6.8 million customers in 40 states. Charter provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform marketed under the Charter Digital Cablea brand and high-speed Internet access via Charter Pipelinea. Commercial high-speed data, video and Internet solutions are provided under the Charter Business Networks(TM) brand. Advertising sales and production services are sold under the Charter Media brand.

         A Fortune 500 and Nasdaq 100 Company, Charter was the 2001 recipient of the Outstanding Corporate Growth Award from the Association for Corporate Growth, the 2001 R.E. "Ted" Turner Innovator of the Year Award from the Southern Cable Telecommunications Association, and the 2001 Fast 50 Award for Growth from the St. Louis Regional Chamber and Growth Association. More information about Charter can be found at www.charter.com [http://www.charter.com].

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An audio replay of the annual meeting, including Carl Vogel's address, is available at www.charter.com in the Investor Center via About Us.